PROSPECTUS Dated November 10, 2004                 Pricing Supplement No. 76 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-117752
Dated November 10, 2004                                   Dated August 18, 2005
                                                                 Rule 424(b)(3)

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                           Senior Floating Rate Notes

                                --------------

     We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

     We may increase the principal amount prior to the original issue date, but we are not required to do so.

Principal Amount:             U.S. $50,000,000

Maturity Date:                September 6, 2007

Settlement Date
  (Original Issue Date):      September 6, 2005

Interest Accrual Date:        September 6, 2005

Issue Price:                  100%

Underwriter's Discounts
  and Commissions:            .20%

Proceeds to Company:          99.80%

Interest Payment Dates:       The 6th of each month, beginning October 6, 2005

Interest Payment Period:      Monthly

Base Rate:                    CMT Rate, with a Designated CMT Maturity Index of
                              2 years

Spread
  (Plus or Minus):            None

Day Count Fraction:           30/360

Index Maturity:               N/A

Maximum Interest Rate:        N/A

Minimum Interest Rate:        0.00%

Initial Interest Rate:        To be determined on the second business day
                              immediately preceding the original issue date of the notes.

Initial Interest Reset
  Date:                       October 6, 2005

Interest Reset Dates:         The 6th of each month, beginning October 6, 2005,
                              whether or not such date is a business day

Interest Reset Period:        Monthly

Interest Determination
  Dates: Two business days prior to each interest reset date

Reporting Service:            The Base Rate shall be determined by reference to
                              Bloomberg Page H15T2Y, which page shall replace all references to Designated CMT Telerate Pages
                              7051 and 7052 in the accompanying prospectus supplement.

Book-Entry Note or
  Certificated Note:          Book-entry note

Senior Note or
  Subordinated Note:          Senior note

Calculation Agent:            JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent:                        Morgan Stanley & Co. Incorporated

Minimum Denomination:         $1,000

Specified Currency:           U.S. dollars

Business Day:                 New York

CUSIP:                        61745ETJ0

Other Provisions:             None


      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the accompanying prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover of this pricing supplement. The Agent may allow a concession not in excess of .20% of the principal amount of the notes to other dealers. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

     We expect to deliver the notes against payment therefor in New York, New York on September 6, 2005, which will be the twelfth Business Day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding Business Day will be required, by virtue of the fact that the notes initially will settle in 12 Business Days (T+12), to specify alternative settlement arrangements to prevent a failed settlement.


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